Exhibit 10.2

PROTOCOLE TRANSACTIONNEL	SETTLEMENT AGREEMENT (English version for information purpose only)

ENTRE LES SOUSSIGNES	BETWEEN

La Société KEMET Electronics SAS	KEMET Electronics SAS

Société par actions simplifiée à associé unique, dont le siège social est situé sis 88, Avenue d’Aix les Bains 74600 SEYNOD, immatriculée au Registre du Commerce et des Sociétés d’ANNECY sous le numéro 344 287 925,

A simplified joint stock company whose registered office is located at sis 88, Avenue d’Aix les Bains 74600 SEYNOD, registered under number n° 344 287 925 at the ANNECY Trade and Companies Registry,

Représentée par Monsieur Andreas MEIER, Président,	Represented by Mr Andreas MEIER, President,

Ci-après dénommée la « Société »	Referred to as the “Company”

D’UNE PART	ON THE ONE HAND

ET	AND

Monsieur Marc KOTELON	Mr. Marc KOTELON

Demeurant 289, route du Cherrey 74800 SAINT LAURENT, immatriculé à la sécurité sociale sous le numéro 1631078018177.	Living 289, route du Cherrey 74800 SAINT LAURENT, whose social security number is 1631078018177.

Ci-après dénommé « Monsieur KOTELON »	Referred to as “Mr. KOTELON”

D’AUTRE PART	ON THE OTHER HAND

Ci-après dénommées ensemble les « Parties »	Both referred to as the “Parties”

PRÉAMBULE	PREAMBLE

Monsieur KOTELON a été embauché par la Société KEMET Electronics SAS le 1er avril 2013 comme Vice-Président Ventes internationales, Statut Cadre Dirigeant, Group V — Coefficient 880, conformément à la convention collective applicable (Convention collective nationale des Industries chimiques).

En cette qualité, Monsieur KOTELON percevait une rémunération brute mensuelle forfaitaire de 29.408,05 €.

Mr. KOTELON was employed by KEMET Electronics SAS as from 1st April 2013 in a capacity as Executive Vice-President, Global Sales, with a Cadre Dirigeant status, Group V — Coefficient 880 according to the applicable collective bargaining agreement (National Collective bargaining Agreement of the Chemical Industries).

In this capacity, Mr. KOTELON was paid a gross monthly lump sum remuneration of € 29,408.05.

Outre ses fonctions opérationnelles, Monsieur KOTELON détenait le mandat social de Président de KEMET Electronics SAS, dont il a démissionné le 17 mai 2013. Son départ a été entériné par un procès-verbal de l’assemblée générale extraordinaire du 28 mai 2013.

Concurrently, he held the corporate office of CEO of KEMET Electronics SAS of which he resigned on May 17th 2013. His departure was taken into account in a general meeting minute dated the 28 May 2013.

S’estimant en désaccord avec des choix faits par le	Considering that he was in disagreement with

Groupe, Monsieur Kotelon a pris certaines positions et exprimé des opinions qui ont généré des situations préjudiciables aux intérêts de l’entreprise.	choices made by the Group, Mr KOTELON’s Mr. Kotelon took certain positions and expressed opinions that have generated situations damaging to the Company’s interest.

Par lettre remise en main propre le 8 août 2013, la Société a convoqué Monsieur KOTELON à un entretien préalable fixé au 19 août 2013 en vue d’un éventuel licenciement.

Une lettre de licenciement lui a ensuite été notifiée par courrier Chronopost daté du 22 août 2013 en ces termes :

« Vous occupez le poste de Vice-Président Ventes internationales au sein de notre société.

A ce titre, vous gérez notamment de nombreux projets pour des clients très importants. En outre, vous travaillez sur des projets internes capitaux pour la Société.

La nature de vos fonctions nécessite une grande implication et une adhésion aux décisions prises par la Société et par le groupe auquel elle appartient.

Or, vous avez fortement critiqué les choix opérationnels faits par la Société, prise en ma qualité de nouveau Président, sous l’impulsion des directives données par le groupe. Vous avez également refusé d’appliquer certaines des décisions prises.

Il en est résulté une situation de blocage et de tension palpable qui se manifeste notamment par la cristallisation de désaccords et de refus de comprendre les orientations que je prends pour réorganiser l’activité la Société.

Compte tenu de la dimension stratégique de vos fonctions, des responsabilités qui vous sont confiées et de votre rôle, puisque vous êtes en relation directe avec nos principaux clients et fournisseurs, la Société ne peut pas accepter ce comportement, considérant notamment la gêne que cela provoque sur la bonne marche de l’entreprise, les risques de dérives qu’il peut engendrer sur l’accomplissement de vos missions et la réputation de la Société.

Votre attitude constitue, de la part d’un cadre exerçant vos fonctions, un manquement à vos obligations contractuelles qui peut devenir très vite ingérable et qui est, en tout état de cause, préjudiciable aux intérêts de l’entreprise.

C’est dans ces conditions et pour les motifs ci-dessus énoncés que je suis contraint de vous notifier votre licenciement »

By a letter hand-delivered against receipt the 8th August 2013, the Company invited Mr. KOTELON to a preliminary meeting prior to a possible dismissal scheduled the 19th August 2013.

The Company notified Mr. KOTELON his dismissal by Chronopost dated the 22nd August 2013 as follows:

“You perform as “International Sales Vice-President” within our Company.

In that respect, you are notably managing many projects for major clients. Further, you are working on crucial internal projects for the Company.

The nature of your functions implies that you are deeply involved in your job, that you agree with the decisions taken by the Company and the group to which the Company belongs.

However, you have strongly criticized operational choices made by the Company, notably represented by me, in my capacity as new CEO, further to instructions given by the group and you are also refusing to enforce some of its decisions.

This has resulted into a deadlock and tensed situation notably by the crystallization of disagreements and lack of understanding of the choices I make to reorganize the activity of the Company.

Given your activity, the responsibilities which are entrusted to you and your role, since clients and suppliers are in direct relationship with you, the Company can no longer accept this behaviour, considering the disorder this causes on the smooth running of the business, the risks and drifts which could be caused on the achievement of your missions and on the Company’s reputation.

Coming from an executive-level employee, your attitude constitutes a breach of your contractual obligations which can quickly become unmanageable and, in any case, is damaging to the Company’s interests.

It is under these circumstances and for the above mentioned motives that I am forced to notify you your dismissal.

Le 23 août 2013, à réception de la lettre, Monsieur KOTELON a immédiatement contacté la Société et a vivement contesté son licenciement, arguant en particulier que cette décision était dépourvue de	The 23rd August 2013, following receipt of his letter, Mr. KOTELON immediately gave a call to the Company to challenge this decision, arguing in particular that his dismissal was without grounds toute cause réelle et sérieuse, que compte tenu de ses missions, on ne pouvait lui reprocher d’exprimer un point de vue différent et que son attitude n’avait rien de risqué pour la Société.

Il a ajouté que, dans ces conditions, il était hors de question qu’il exécute son préavis.

Par mail adressé l’après-midi-même, Monsieur KOTELON a donc formalisé une demande de dispense de préavis qui a immédiatement été acceptée par la Société.

Le contrat de travail de Monsieur KOTELON a donc pris fin le 23 août 2013.

Considérant que les circonstances de son licenciement étaient particulièrement vexatoires et attentatoires à sa considération, Monsieur KOTELON insistait sur le fait que cette décision injustifiée lui causait, un préjudice moral et professionnel important, accru par le fait que cela le faisait passer pour une personne déloyale, tant au sein de la Société qu’à l’extérieur de la Société et du Groupe.

Ce faisant, Monsieur KOTELON a fait connaître à la Société son intention de saisir le Conseil de Prud’hommes pour obtenir en justice la réparation de son préjudice.

and that, in view of his assignments, one could not reproach him the fact of expressing a different standpoint, and that his behavior was not risky for the Company.

He added that he refuses to perform his notice period.

By email sent the very afternoon,, Mr. KOTELON consequently requested in writing the Company to release him from performing his notice period. This request was immediately agreed by the Company.

The employment contract of Mr. KOTELON thus ended the 23rd August 2013.

Considering Mr. KOTELON contends that the circumstances surrounding his dismissal were particularly vexatious and prejudicial towards him, Mr. KOTELON stressed in particular that this unjustified decision, caused him a moral and professional loss, aggravated by the fact that the dismissal caused him to appear as unethical both within the Company and outside the Company and the Group.

Mr. KOTELON then informed the Company of his intention to bring the case before the court in order to obtain legal compensation for his loss.

De son côté, la Société a maintenu sa position, estimant que les faits justifiaient incontestablement son licenciement.	The Company stood its ground, considering that the dismissal was based and justified by real and serious grounds.

Par la suite, après s’être entretenues à plusieurs reprises en vu de parvenir à mettre fin définitivement au litige qui les opposait tout en évitant les aléas et lenteurs inhérents à un procès, les Parties se sont finalement rapprochées et, par l’intermédiaire de leurs Conseils respectifs, sans remettre en cause le bien-fondé de leurs positions respectives, sont parvenues, après discussions et au moyen à de concessions réciproques, au présent accord transactionnel.

Subsequently and after having conferred, the Parties have come together and, having discussed the matter between themselves and having made mutual concessions without however any recognition of torts on either side, have agreed, via their respective legal Counsels, to the present settlement agreement, with a view to putting an end to any legal action between them and avoid potential uncertain and lengthy legal proceedings.

Ceci étant rappelé, il a été expressément convenu, à titre transactionnel irrévocable et définitif, ce qui suit :	In light of the above, the following has been expressly agreed as an irrevocable and permanent settlement:

ARTICLE 1 — OBJET	ARTICLE 1 — OBJECT

La présente transaction a pour objet de mettre fin à tout litige né ou à naître de la formation, de l’exécution comme de la rupture du contrat de travail de Monsieur KOTELON, et de toutes ses conséquences, les Parties ayant décidé de régler à l’amiable leur différend au moyen de concessions réciproques.

The present settlement agreement is aimed at settling any litigation whether present or future as a result of the execution, implementation and termination of the employment contract of Mr. KOTELON, and of the consequences thereof, the Parties having decided to amicably settle their dispute by way of mutual concessions.

Il est précisé que la présente transaction couvre l’ensemble des relations professionnelles existant et/ou ayant existé entre Monsieur KOTELON, la Société, ainsi que toute autre société/succursale/filiale appartenant au Groupe.

For the avoidance of doubt, the present settlement agreement covers all and any professional relationships existing or having existed at any time between Mr. KOTELON, the Company, as well as each and every company/subsidiaries/branches being part of the group.

A titre purement transactionnel, et sans que cela implique une quelconque reconnaissance de tort de sa part, ni soit de nature à remettre en cause le licenciement de Monsieur KOTELON qui confirme par les présentes qu’il n’entend à aucun moment remettre en cause ni sa décision ni les circonstances qui ont entourées sa décision de démissionner de son mandat de Président de KEMET Electronics SAS, la Société accepte de prendre en considération le préjudice moral et professionnel dont Monsieur KOTELON se prévaut par suite de cette décision et des circonstances de cette mesure.

On a purely settlement basis and without acknowledging any fault on its part in any way nor casting any doubt on Mr. KOTELON’s dismissal, the later confirming in addition that he does not intend to challenge at any time neither the decision he made nor the circumstances surrounding his decision to resign from his office of the KEMET Electronics SAS, agrees to take into account the moral and professional loss that Mr. KOTELON claims to have suffered due to this decision and the circumstances related thereto.

En contrepartie et à titre également transactionnel, Monsieur KOTELON renonce à contester, dans quelque pays que ce soit et devant quelque juridiction que ce soit, à la fois les conditions de formation, d’exécution, les motifs et les modalités de la rupture de son contrat de travail et de sa démission de son mandat de Président, ainsi que toutes ses conséquences et renonce à toutes ses prétentions à quelque titre et pour quelque cause que ce soit du fait de l’exécution ainsi que des conditions de fond comme de forme de la rupture de son contrat de travail, de sa démission de son mandat social et leurs conséquences.

In exchange for which and on a purely settlement basis, Mr. KOTELON waives any right to claim or question either the terms and conditions or the reasons for the conclusion and the termination of his employment contract arising out of the decision to dismiss him and his resignation as CEO and all its consequences and agrees to waive any claim of whatever kind and for whatever reason whether relating to the execution, the performance of his employment contract or to the factual or formal requirements relating to his dismissal and his resignation from his office and their consequences.

ARTICLE 2 — INDEMNITE TRANSACTIONNELLE	ARTICLE 2 — SETTLEMENT INDEMNITY

A titre purement transactionnel et sans que cela vaille reconnaissance du bien fondé des prétentions de Monsieur KOTELON, la Société consent à lui verser une indemnité transactionnelle globale, forfaitaire et définitive d’un montant net de CSG/CRDS de 45.575 euros (quarante-cinq mille cinq cent soixante-quinze euros) destinée à réparer le préjudice qu’il invoque toutes causes confondues du fait de la formation, de l’exécution comme de la rupture de son contrat de travail, de sa démission de son mandat social et toutes ses conséquences, ainsi que de ses relations de fait ou de droit avec la Société ou l’une des sociétés du groupe.

On a purely settlement basis and without any recognition of the merits of Mr. KOTELON’s arguments, the company agrees to pay Mr. KOTELON, as a full and final settlement indemnity a net amount of CSG/CRDS equal to €45,575 (forty five thousand five hundred seventy-five euros) aimed at compensating the losses that he claims may result from any cause relating to the conclusion, the performance and the termination of his employment contract, his resignation from his office and all of the ensuing consequences, as well as from his legal or factual relations with the Company or with any of the companies of the group.

Le paiement de cette indemnité transactionnelle, sera effectué au moyen d’un virement sur le compte bancaire de Monsieur KOTELON après déduction de la CSG/CRDS et de toutes les charges sociales obligatoires dans les huit jours de la signature des présentes.

The settlement indemnity will be transferred to Mr. KOTELON’s bank account after deduction of the CSG/CRDS and all the mandatory social contributions within the 8 days of the signature of the settlement agreement.

Monsieur KOTELON reconnaît expressément et après mûre réflexion et évaluation que le versement de cette indemnité transactionnelle répare l’intégralité du préjudice moral et professionnel dont il se prévaut par suite de la rupture de son contrat de travail et de sa démission de son mandat, des circonstances et des conséquences de cette mesure et de ces décisions.

Mr. KOTELON expressly acknowledges, after thorough consideration, that this settlement indemnity effectively compensates for all moral and professional losses he could possibly claim in relation to the termination of his employment contract, the resignation from his office and to the circumstances and consequences of these decisions.

Monsieur KOTELON déclare être totalement informé de sa situation à l’égard des autorités de sécurité sociale et d’assurance chômage, ainsi que des autorités fiscales.

En particulier, Monsieur KOTELON déclare avoir été dûment informé des conséquences que le paiement de cette indemnité transactionnelle pourrait avoir sur une possible indemnisation par le Pôle emploi en terme, notamment, d’extension du « délai de carence », ou en ce qui concerne un possible remboursement par lui des sommes qui lui auraient été versées par le Pôle emploi.

Par ailleurs, il reconnaît et accepte que chacune des Parties sera seule responsable de ses relations avec (i) les autorités fiscales et le Pôle emploi en ce qui concerne Monsieur KOTELON et (ii) l’URSSAF en ce qui concerne la Société, et de toutes éventuelles demandes d’information émanant de ces organismes.

Mr. KOTELON also acknowledges being fully aware of his situation regarding tax, social security and unemployment insurance authorities.

In particular, Mr. KOTELON acknowledges having been duly informed of the impact of the payment of the settlement indemnity on possible benefits from the Unemployment Fund in terms, notably, of extension of the “waiting period” or in respect of a potential reimbursement by Mr. KOTELON of the amounts that the Unemployment Fund may have paid him.

In addition, he acknowledges that each Party shall be solely responsible for its relations with (i) tax and/or social security authorities and the Unemployment Fund (« Pôle emploi”) as for Mr. KOTELON, and (ii) with the URSSAF as for the Company, in respect of every possible request for information made by such authorities.

En contrepartie du versement à bonne date de la présente indemnité transactionnelle, les Parties se reconnaissent entièrement libérées l’une envers l’autre, de tout compte au jour de la signature des présentes se trouvant définitivement réglé et apuré entre elles pour toute cause que ce soit.

In consideration for the payment on due date of this settlement indemnity, the Parties declare that they are fully released towards each other, all accounts being fully settled between them on the date of signature of this agreement.

ARTICLE 3 — SOLDE DE TOUT COMPTE	ARTICLE 3 —SETTLEMENT IN FULL

Mr KOTELON reconnaît avoir perçu l’ensemble des sommes qu’il était en droit de recevoir au titre de son solde de tout compte ainsi que ses documents de fin de contrat (attestation Pôle emploi et certificat de travail), ce dont il donne bonne et valable quittance à la Société.

Mr. KOTELON hereby acknowledges having received all the monies he was entitled to for his full and final settlement, together with the end of contract documents (Pôle Emploi certificate and work certificate), and of which he formally acknowledges receipt to the Company

ARTICLE 4 — RENONCIATION	ARTICLE 4 — WAIVER

Moyennant le paiement à bonne date de la somme mentionnée à l’article 2 ci-dessus, Monsieur KOTELON se déclare rempli de l’intégralité de ses droits et les Parties considèrent que tous les comptes, désaccords, différends, litiges sans exception ni réserve pouvant exister entre elles à quelque titre que ce soit, ainsi que de ses relations de fait ou de droit avec la Société ou l’une des sociétés du groupe, sont définitivement et irrévocablement réglés et éteints.

Upon payment on due date of the sum referred to above under article 2, Mr. KOTELON warrants that all of his rights and claims in this matter have been met. The Parties therefore consider that all accounts, conflicts, claims between them and with any of the companies of the group are permanently and irrevocably cured and exhausted.

Monsieur KOTELON renonce irrévocablement et définitivement en toute liberté et connaissance de cause à toute autre somme, versement, élément de salaire (notamment au titre d’éventuelles stock-options, programme d’intéressement tel que LTIP et/ou KAIP, heures supplémentaires, 13ème mois, prime de vacances…), ainsi qu’à toute forme d’indemnisation à laquelle il pourrait éventuellement prétendre au titre notamment, sans y être limité, des dispositions applicables en matière de discrimination, des articles L.1131-1 à L.1132-3 et suivants du Code du travail, le cas échéant, à l’égard de la Société et/ou de toute autre société du groupe auquel elle appartient, à quelque titre et pour quelque cause que ce soit, du fait de toute relation professionnelle ayant pu exister entre les Parties, de la formation et de l’exécution de son contrat de travail, ainsi que des conditions de fond comme de forme de la cessation de ce contrat et de son mandat et de leurs conséquences.

Mr. KOTELON freely, irrevocably and permanently and in full knowledge of all relevant facts, waives the right to any other sum, payment, part of his salary (including in respect of possible stock options, voluntary or statutory profit sharing plans such as LTIP and/or KAIP, overtime, 13th months, vacation premium…), as well as waiving any form of compensation which he may claim including but not limited to the provisions applicable to the discrimination and to the articles L.1131-1 à L.1132-3 of the French Labor Code to be entitled to from the Company and/or any other company in the group whatsoever, and for any reason whatsoever arising from any professional relationship that may have existed between the parties, the conclusion and the performance of his contract of employment as well as from the factual and formal conditions of the termination of his employment contract and his office and their related consequences.

Monsieur KOTELON déclare en conséquence renoncer à quelque action directe ou indirecte que ce soit pour faire valoir quelque droit que ce soit, né ou à naître, au titre de ses relations passées de droit ou de fait avec la Société et toute autre société du groupe, ses dirigeants, mandataires sociaux et ses salariés. La Société et toute autre société du groupe prennent un engagement réciproque vis-à-vis de Monsieur KOTELON.

Il est entendu que Monsieur KOTELON a acquis 20 000 stock-options qui pourront être exercées dans les termes et conditions du plan de stock option applicable, dans les 30 jours suivant la fin de son contrat de travail (soit 30 jours à compter du 23 aout 2013). De même, Monsieur Kotelon pourra vendre les 46 000 « restricted shares » qu’il détient, selon les termes et conditions du plan applicable

Mr. KOTELON consequently waives any rights that he had or may have had in relation to any direct or indirect claim arising out of his legal and/or factual professional relationship with the Company and/or any other company in the group, their executive officers, directors, and/or employees. In the same way, the Company and any other company in the group make a similar commitment towards Mr. KOTELON.

It is hereby acknowledged that Mr. Kotelon has acquired 20 000 stock options which can be exercised as per the terms and condition of the applicable stock option plan, in the 30 days following the end of his employment contract (I.e. in the 30 days following August 23, 2013). Mr. Kotelon will also be able to trade the acquired 46 000 restricted shares, as per the terms and conditions of the applicable plan.

Dans l’hypothèse où une organisation syndicale ou une association intenterait une action en faveur de Monsieur KOTELON, notamment en application des articles L. 1134-3, L. 1154-2, L. 1144-2 et L. 2262-9 et L. 2262-10 du Code du travail et sans que cette liste soit exhaustive, Monsieur KOTELON s’engage par les présentes à s’y opposer par lettre recommandée avec accusé de réception dans un délai de quinze jours à compter de la saisine ou de la connaissance de celle-ci.

Cette opposition devra être transmise par lettre recommandée avec accusé de réception d’une part à la juridiction saisie et d’autre part à ou aux organisations syndicales et/ou associations visées par ces articles, ayant saisi ou parties à l’action.

Should any Trade Union or organization start proceedings in favor of Mr KOTELON, including but not limited to, pursuant to the provisions of articles L. 1134-3, L. 1154-2, L. 1144-2, L. 2262-9 and L. 2262-10 of the French Labor Code (without this list being all-comprehensive), Mr KOTELON undertakes to oppose such action by registered mail with acknowledgement of receipt within 15 days from either notification or from having knowledge of the same.

This opposition by registered mail with acknowledgement of receipt shall be sent to the relevant jurisdiction on the one hand and on the other hand to the relevant unions or organisations referred to in the above articles having initiated the

Dans les cinq jours de l’opposition de Monsieur KOTELON, celui-ci en adressera copie à la Société.

Le respect des obligations visées au paragraphe précédent et au présent paragraphe est essentiel et conditionne la validité même du présent protocole. A défaut de tels engagements, la Société n’aurait pas conclu la présente transaction.

action or being part to it.

Within five days from notification of his opposition to such action, Mr KOTELON shall communicate a copy of it to the Company.

Compliance with the requirements provided under the above and the present sections shall be a condition to the validity of this settlement agreement. Failing such covenants, the Company would not have entered into the present settlement agreement.

Compte tenu des dispositions des présentes et en contrepartie de la renonciation de Monsieur KOTELON, la Société et toute autre société du groupe auquel elle appartient se déclarent également être remplies de l’intégralité de leurs droits au titre des relations professionnelles précitées.

In consideration of the above, and of the waiver given by Mr. KOTELON, the Company and/or any other company within the group a, also acknowledge that their rights and claims in relation to the above professional relationships have been met.

ARTICLE 5 - CLAUSE DE CONFIDENTIALITE ET DE RESERVE	ARTICLE 5 — CONFIDENTIALITY CLAUSE

Monsieur KOTELON déclare et garantit qu’il n’a témoigné contre la Société ou contre aucune des sociétés du groupe dans aucune instance ou action et déclare et garantit notamment qu’il n’a établi contre elles aucune attestation en vue d’être produite dans aucune instance ou action en cours ou à venir.

Il s’interdit de témoigner contre la Société ou contre toute autre société du groupe dans toutes instances ou actions en cours ou à venir et notamment d’établir contre elles des attestations destinées à être produites dans toutes instances ou actions en cours ou à venir. Monsieur KOTELON s’interdit d’intervenir dans le moindre contentieux pouvant exister entre la Société ou toute autre société du groupe, des tiers ou des salariés, sous quelque forme que ce soit (attestation, témoignage, lettre, etc…).

Mr. KOTELON declares that he has not been a witness against the Company or against any other company of the group before any court or for any claim whatsoever and he declares and warrants that he has neither drafted nor prepared any statement to be produced before any court or for any claim in progress or to come.

He shall refrain from being a witness against the Company or against any other company of the group before any court and for any come claim or action in progress or to come and shall, in particular, refrain from disclosing statements to be produced before any courts or for any actions in progress or to come. Mr. KOTELON shall also refrain from being a party or being joined as a party to any proceedings against the Company or any other company of the group, any third party or other employees in any manner whatsoever (witness statement, oral statement, letter, etc.).

Le respect des obligations visées au paragraphe précédent et au présent paragraphe est essentiel et conditionne la validité même du présent protocole. A défaut d’un tel engagement, la Société n’aurait pas conclu la présente transaction.

Compliance with the requirements provided under the above and the present sections shall be a condition to the validity of this settlement agreement. Failing such covenant, the Company would not have entered into the present settlement agreement.

La Société et Monsieur KOTELON expriment leur souci de mutuel apaisement et leur souhait de redonner à leurs relations un caractère d’estime et de courtoisie.	The Company and Mr. KOTELON each confirm their concern for mutual understanding and their wish to restore to their relationship to one of courtesy and respect.

En conséquence, Monsieur KOTELON et la Société ainsi que toute autre société du groupe s’interdisent toute déclaration, comme tout comportement qui	As a consequence, Mr. KOTELON, the Company and any other company in the group shall refrain from making any statement or behaving in any such

pourrait avoir, par quelque moyen que ce soit, directement ou indirectement, un retentissement défavorable sur la réputation de l’autre partie.	way which could, whether directly or indirectly, have an adverse effect on the other party’s name.

La Société et/ou toute autre société du groupe s’engage, dans les réponses qu’elle viendrait à apporter à toutes interrogations dont toute personne physique ou morale lui ferait part, en vue du recrutement de Monsieur KOTELON, à ne pas faire référence aux motifs énoncés dans la lettre de licenciement et plus généralement, la Société et/ou toute autre société du groupe s’engage à se comporter avec une totale neutralité à l’égard de Monsieur KOTELON, à ne pas la dénigrer ni à lui porter préjudice auprès des clients, concurrents ou auprès de tiers et notamment auprès d’un employeur potentiel et à s’abstenir, dans les réponses qu’elle viendrait à apporter de faire référence à des éléments négatifs.

The Company and/or any other company of the group undertakes in the answers to all questions that any natural person or legal entity would raise in view of the recruitment of Mr. KOTELON, not to refer to the reasons mentioned in the dismissal letter and, more generally, the Company and/or any other company of the group undertakes to behave with complete neutrality towards Mr. KOTELON, not to denigrate or to harm him vis-à-vis customers, competitors or other third parties, including to a potential employer, and to refrain in the answers it would give to refer to negative elements.

A ce titre, la Société prendra toutes les précautions nécessaires pour faire respecter cet engagement.	The Company also agrees to take such steps as may be necessary to comply with this obligation.

Monsieur KOTELON s’engage, en outre, à garder le secret professionnel à l’égard de toutes les informations dont il aurait eu connaissance au cours de son activité professionnelle et ce y compris jusqu’au terme de son préavis, quelle qu’en soit la nature, concernant les activités et affaires de la Société ainsi que de toute autre entreprise liée économiquement ou organiquement au groupe auquel appartient la Société qui ne sont pas destinées à être rendues publiques.

Mr. KOTELON also expressly agrees that he will keep confidential all information of any kind which he came to know during the course of his employment, the duration of the notice period included, and relating to the business and affairs of the Company and of any other company which is associated, whether economically or organically, with the group of which the Company is part and which are not intended to become public knowledge.

Les termes de cet accord seront rendus publics par KEMET conformément à la réglementation boursière applicable aux États-Unis.	The terms of the agreement will be disclosed publicly by KEMET pursuant to United States securities regulations.

Les Parties déclarent expressément qu’elles considèrent que le respect des dispositions du présent article 5 constitue une condition déterminante de leur consentement à conclure le présent accord transactionnel.

The Parties expressly declare that they consider that the absolute observance of the provisions of the present article 5 is an essential condition to their consent to enter into this settlement agreement

ARTICLE 6 — RENONCIATION A TOUTE CLAUSE DE NON SOLLICITATION DE CLIENTELE ET DE NON CONCURRENCE	ARTICLE 6 — WAIVER OF ANY NON SOLICITATION OF CLIENT AND NON COMPETE PROVISION

Par les présentes, la Société confirme à Monsieur KOTELON qu’elle le libère de tout engagement de non concurrence et de non sollicitation de clientèle qui pourraient le lier à la Société, de sorte que celle-ci ne lui sera redevable d’aucune indemnité à ces titre, ce que Monsieur KOTELON accepte expressément et sans réserve.

The Company confirms to Mr. KOTELON that it hereby releases Mr. KOTELON from any potential non-competition and non solicitation of client obligations. The Company will therefore have no liability whatsoever to Mr. KOTELON (either now or in the future) for any indemnity in that respect, which Mr. KOTELON expressly and entirely acknowledges.

ARTICLE 7 - PORTEE DE LA TRANSACTION	ARTICLE 7— EFFECT OF THIS SETTLEMENT AGREEMENT

Les dispositions ci-dessus ont été librement débattues et arrêtées par les Parties et elles représentent leurs concessions réciproques. Elles constituent une transaction au sens des articles 2044 et suivants du Code civil avec les effets prévus à l’article 2052 du même Code aux termes duquel les transactions entre les parties ont l’autorité de la chose jugée en dernier ressort et ne peuvent être révoquées pour cause d’erreur de droit ni pour cause de lésion.

The foregoing clauses, which have been freely discussed and agreed by the parties in order to represent their mutual concessions, are deemed a settlement agreement pursuant to Articles 2044 and seq of the French Civil Code and have the effects provided for by Article 2052 of that Code meaning that settlements made between the parties have the authority of final judgment and cannot be revoked owing to either a legal error or to a damage (“lesion”) (undervalue of one party’s obligation as compared to those of the other party).

Les Parties reconnaissent, enfin, avoir eu tout le temps et les informations nécessaires à la formation de leur consentement. Seule la version française des présentes fait foi.	The Parties hereby acknowledge that they have had all the necessary time and information to be able to give their consent in this matter. Only the French version of this agreement is binding.

Fait à PARIS	Made in PARIS

Le 6 septembre 2013	On 6 September 2013
En deux exemplaires, dont un pour chacune des parties	In two original counterparts (one for each party)

Pour KEMET Electronics SAS(1)	For KEMET Electronics SAS(2)
Monsieur Andreas MEIER, Président LU ET APPROUVÉ — BON POUR TRANSACTION FORFAITAIRE, GLOBALE ET DÉFINITIVE ET RENONCIATION À ACTION	Mr Andreas MEIER, President READ AND APPROVED — VALID FOR SETTLEMENT RELEASE — VALID FOR ALL-INCLUSIVE AND FINAL SETTLEMENT AND WAIVING OF ANY CLAIM — AGREED
/s/ ANDREAS MEIER	/s/ ANDREAS MEIER

Monsieur Marc KOTELON (1)	Mr. Marc KOTELON (2)

/s/ MARC KOTELON	/s/ MARC KOTELON
LU ET APPROUVÉ — BON POUR TRANSACTION FORFAITAIRE, GLOBALE ET DÉFINITIVE ET RENONCIATION À ACTION	READ AND APPROVED — VALID FOR SETTLEMENT RELEASE — VALID FOR ALL-INCLUSIVE AND FINAL SETTLEMENT AND WAIVING OF ANY CLAIM — AGREED

(1) - Faire précéder la signature de la mention « Lu et approuvé — Bon pour transaction forfaitaire, globale et définitive et renonciation à action ». (2) - Precede your signature by the written statement « Read and approved — Valid for settlement release — Valid for all-inclusive and final settlement and waiving of any claim — Agreed ».